Exhibit 4.1
AMENDMENT NO. 5 TO RIGHTS AGREEMENT
This Amendment No. 5 to Rights Agreement (this “Amendment”) is entered into as of December 21, 2009 (to become effective on the date set forth in Section 7 of this Amendment), between Image Entertainment, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of October 31, 2005, by and between the Company and the Rights Agent, as amended by Amendment No. 1 to Rights Agreement dated as of March 29, 2007, Amendment No. 2 to Rights Agreement dated as of June 25, 2007, Amendment No. 3 to Rights Agreement dated as of February 2, 2008 and Amendment No. 4 to Rights Agreement dated as of November 19, 2008 (as amended, the “Rights Agreement”).
WHEREAS, the Company desires to amend the Rights Agreement to (i) prevent certain Persons acting with the approval of the Board of Directors of the Company who propose to acquire certain equity interests in the Company from becoming Acquiring Persons, and to prevent the execution, delivery or performance of the Securities Purchase Agreement (as such term is defined below) or any of the Ancillary Agreements (as such term is defined below) from resulting in a Section 11(a)(ii) Event, a Section 13 Event, a Triggering Event, a Distribution Date or a Share Acquisition Date and (ii) amend the definition of Expiration Date; and
WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement, which permits the Company’s board of directors to amend the Rights Agreement in any respect prior to the Distribution Date without the approval of any holders of Rights.
WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
1. Defined Terms
Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms as in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.
2. Amendment of Section 1
(a) Section 1 of the Rights Agreement is hereby amended to delete each of the definitions of “Merger Agreement,” “Merger Sub,” “Parent” and “Voting Agreements” in its entirety.

(b) Section 1 of the Rights Agreement is hereby further amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:
“Ancillary Agreements” shall mean the Registration Rights Agreement.
“Investor Representative” shall mean JH Partners, LLC, a Delaware limited liability company.
“Investors” shall mean, collectively, JH Investment Partners Evergreen Fund, L.P., a Delaware limited partnership, JH Investment Partners III, L.P., a Delaware limited partnership, and JH Investment Partners GP Fund III, LLC, a Delaware limited liability company.
“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into by and among the Company, the Investor Representative and the Investors.
“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated December 21, 2009 by and between the Company, the Investor Representative and the Investors pursuant to which the Investors will purchase from the Company, and the Company will agree to issue and sell to the Investors, shares of Series B Cumulative Preferred Stock and Series C Junior Participating Preferred Stock of the Company.
3. Amendment of Section 7
Paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“The registered holder of any Rights Certificate evidencing exercisable Rights may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the related certification properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right being exercised (as such amount may be reduced (including to zero) pursuant to Section 11(a)(iii)) and an amount equal to any applicable transfer tax or charge required to be paid by the holder of such Rights Certificate in accordance with Section 9 in cash, or by certified check, wire transfer or bank draft payable to the order of the Company), at or prior to the earliest of (i) the Close of Business on the tenth anniversary hereof (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Initial Closing (as such term is defined in the Securities Purchase Agreement) (the earliest of (i), (ii), (iii) and (iv) being the “Expiration Date”).”

4. Amendment of Section 35
Section 35 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“35. Exception For Securities Purchase Agreement
Notwithstanding any provision of this Agreement to the contrary, neither a Section 11(a)(ii) Event, a Section 13 Event, a Triggering Event, a Distribution Date, nor a Share Acquisition Date shall be deemed to have occurred, none of the Investors, the Investor Representative or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the announcement of the Securities Purchase Agreement, (b) the approval, execution or delivery of the Securities Purchase Agreement or any amendments thereof or any of the Ancillary Agreements or any amendments thereof or (c) the commencement or, the consummation of, any of the transactions contemplated by the Securities Purchase Agreement or any of the Ancillary Agreements.”
5. Addition of a New Section 37
The Rights Agreement is hereby amended by adding a new Section 37 thereof which shall read as follows:
“37. Termination
Other than those provisions which by their terms survive the termination of this Agreement and the expiration of the Rights, this Agreement will terminate and the Rights established hereby will expire in all respects immediately prior to the Initial Closing (as such term is defined in the Securities Purchase Agreement). The Company shall notify the Rights Agent of the occurrence of the Initial Closing (as such term is defined in the Securities Purchase Agreement) promptly thereafter.”
6. Amendment of Exhibits to Rights Agreement
All references to October 31, 2015 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement shall instead mean the Expiration Date.

7. Effectiveness
This Amendment shall be deemed effective as of the time immediately prior to the signing of the Securities Purchase Agreement. The Company shall notify the Rights Agent of (i) the signing of the Securities Purchase Agreement promptly thereafter and (ii) the occurrence of the Initial Closing (as such term is defined in the Securities Purchase Agreement) promptly thereafter. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
8. Miscellaneous
This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to Rights Agreement to be duly executed as of the day and year first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ KELLIE GWINN
	Name:	Kellie Gwinn
	Title:	Vice President

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